Exhibit 99.1

October 11, 2022

Liberty Media Acquisition Corporation to Hold Virtual Special Meeting of Stockholders to Obtain Stockholder Approval to Unwind Before Year-End

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Acquisition Corporation (“LMAC” or “the Company”) will be holding a virtual Special Meeting of Stockholders on Monday, November 14, 2022 at 11:30 a.m. M.T. The record date for the meeting is 5:00 p.m., New York City time, on October 3, 2022. At this special meeting, holders will be asked to vote on proposals related to an amendment to LMAC’s certificate of incorporation which would, if implemented, allow LMAC to unwind and redeem all of its outstanding public shares prior to December 30, 2022, in advance of the contractual termination date of January 26, 2023.

Stockholders of record as of the record date will be able to listen and vote and submit questions pertaining to the proposals by logging in at www.virtualshareholdermeeting.com/LMACA2022SM. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card for the meeting to enter the virtual special meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

In addition, the meeting will be broadcast live via the Internet. All interested persons should visit the LMAC website at www.lmacthespac.com to register for the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

For more information, please see the definitive proxy statement filed with the SEC on October 11, 2022.

Pursuant to LMAC’s Amended and Restated Certificate of Incorporation (the “Charter”), a public stockholder may request that LMAC redeem all or a portion of such stockholder’s public shares for cash if the amendment proposal is approved and the Charter is amended. Specific procedures regarding redemptions can be found in the definitive proxy statement. Holders of LMAC units (Nasdaq: LMACU) must elect to separate the underlying public shares of Series A common stock (Nasdaq: LMACA) and public warrants (Nasdaq: LMACW) prior to exercising redemption rights with respect to the public shares. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless at the amended termination date if the amendment proposal is approved and the Charter is amended. Stockholders are encouraged to contact their brokerage firm or bank or LMAC’s transfer agent for additional information regarding redemption procedures.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval to effect this proposed transaction.  These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Additional Information

Nothing in the foregoing communication shall constitute a solicitation to buy or an offer to sell any of the Company’s securities.  The Company’s stockholders and other investors are urged to read the definitive proxy statement (which has been filed with the SEC) because it contains important information relating to the proposed transaction.  Copies of the Company’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of LMAC and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed transaction.  Information regarding the directors and executive officers of LMAC is available in its definitive proxy statement, which was filed with the SEC on October 11, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the proxy materials regarding the proposed transaction.  Free copies of these documents may be obtained as described in the preceding paragraph.

About Liberty Media Acquisition Corporation

Liberty Media Acquisition Corporation (“LMAC”) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The sponsor of LMAC, a wholly-owned subsidiary of Liberty Media Corporation, holds a 20% interest in LMAC that is attributed to Liberty Media Corporation’s Formula One Group tracking stock (Nasdaq: FWONA, FWONK).

Liberty Media Acquisition Corporation

Courtnee Chun, 720-875-5420

Source: Liberty Media Acquisition Corporation